Exhibit 99.1

Corporate Contact:
Matthew E. Oakes
 President & CEO, Direct Insite Corp.
(631) 873-2900
matthew.oakes@directinsite.com

Metropolitan Venture Partners II L.P. Extends
 its Investment in Direct Insite Corp.

FT. LAUDERDALE, Florida, January 15, 2014 -- Direct Insite (OTC QB: DIRI), a leading provider of cloud-based e-invoicing solutions for Accounts Payable, Accounts Receivable and Payments automation, announced today that Metropolitan Venture Partners II, L.P. (MetVP), a private investment partnership that together with its affiliates invests in financial service  businesses, recently extended for over two years the term of its partnership under new leadership, allowing MetVP to continue its investment in Direct Insite.  MetVP is currently a 12.4% shareholder in Direct Insite.

Matthew Oakes, President & CEO of Direct Insite stated, “We are very pleased that MetVP, one of Direct Insite’s largest shareholders, has extended its partnership term. We look forward to the continued involvement of MetVP as Direct Insite executes on its aggressive growth strategy and delivers on the global deployment of its products and services.”

Paul Lisiak, a Direct Insite Board Member and the Managing Partner of MetVP’s General Partner, Metropolitan Equity Partners, commented, “The decision to extend the MetVP partnership for over two years is a vote of continuing confidence in the Company’s management team that is expanding its business from the strength of its solid base of quality customers. We look forward to continuing our involvement with Direct Insite, and profiting along with all other shareholders in its growth and success.”

About Direct Insite Corp.
Direct Insite delivers cloud-based e-invoicing solutions for Accounts Payable, Accounts Receivable and Payments automation. Since 2001, Direct Insite has built a track record in automating some of the most demanding financial environments. Today, over 350,000 suppliers and customers use our e-invoicing network across 100+ countries (representing more than 35 currencies and 17 languages). Direct Insite’s Invoices On-Line™ suite simplifies AP and AR processes such as: electronic invoice distribution and submission; purchase order submission, distribution and acknowledgement, invoice processing and validation, line-item matching, approval routing, invoice consolidation, dispute management, e-payment processing, and reporting and analysis. To learn more, visit www.directinsite.com.

About Metropolitan Equity Partners
Metropolitan Equity Partners is a New York-based alternative asset manager that utilizes a value-orientated special situation strategy to invest in compelling financial and business service companies.  Alongside capital, we invest time and experience to drive value in portfolio companies through a results-driven approach.   Metropolitan was originally founded in 1999 with backing from a FTSE-100 financial institution as Metropolitan Venture Partners and re-launched in 2008 as Metropolitan Equity Partners.

FORWARD-LOOKING STATEMENTS.  All statements other than statements of historical fact included in this release, particularly statements regarding the Company's prospects for future growth, are forward-looking statements. Such forward-looking statements are based on beliefs and assumptions, are predicated upon currently available information, and are subject to risks and uncertainties. Actual results could differ materially from those contemplated by the forward-looking statements, including but not limited to, as a result of the failure of the Company to execute its growth strategy, general business and economic conditions, pricing pressures and other competitive factors.  Investors are cautioned not to place undue reliance on these forward-looking statements.  The Company does not undertake any obligation to publicly update or revise these forward-looking statements to reflect future events or circumstances.

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